EXHIBIT 5


                          Cahill Gordon & Reindel
                              80 Pine Street
                         New York, New York  10005
                              (212) 701-3000

                                                         September 26, 1995

The Louisiana Land and
  Exploration Company
909 Poydras Street
P.O. Box 60350
New Orleans, Louisiana  70160

Ladies and Gentlemen:

            We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Reg-istration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 150,000 shares of Capital Stock, par value $.15 per share (the "Capital Stock"), of The Louisi-ana Land and Exploration Company (the "Company") which are issuable pursuant to stock options (each, an "Option") granted and to be granted pursuant to The Louisiana Land and Explora-tion Company 1995 Stock Option Plan for Non-Employee Directors (the "Plan").

            We advise you that, in our opinion, upon the issuance of Capital Stock pursuant to an Option in accordance with the terms of the Plan, and in each case upon payment to the Company of any consideration for such Capital Stock provided for in the Plan or any agreement with the Company relating to the appli-cable Option (which consideration is assumed herein to be in no event less than the par value of the Capital Stock being issued upon such payment), the shares of the Capital Stock so issued will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                          Very truly yours,

                                          /s/ Cahill Gordon & Reindel